UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 2, 2009

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 2, 2009, TIBCO Software Inc. (“TIBCO”) entered into a Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), Silicon Valley Bank, as Syndication Agent, Wells Fargo Bank, N.A., as Documentations Agent, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (the “Agent”), providing for an unsecured revolving credit facility in an amount of up to $150.0 million. The revolving credit facility has sublimits for swing line loans up to $10.0 million and for the issuance of standby letters of credit in a face amount up to $25.0 million. There are approximately $4.5 million in letters of credit outstanding under the Credit Agreement.

At TIBCO’s option, revolving loans accrue interest at a per annum rate based on either (i) the base rate plus a margin ranging from 2.25% to 3.00%, depending on TIBCO’s consolidated leverage ratio and (ii) the LIBOR rate plus a margin ranging from 3.25% to 4.00%, depending on TIBCO’s consolidated leverage ratio, for interest periods of 1, 2, 3 or 6 months. The base rate is defined as the highest of (i) Bank of America, N.A.’s prime rate (ii) the federal funds rate plus a margin equal to 0.50%, and (iii) except during a period when LIBOR rates are unavailable, the LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. TIBCO is also obligated to pay other customary closing fees, commitment fees and letter of credit fees for a credit facility of this size and type.

Revolving loans may be borrowed, repaid and reborrowed until November 2, 2012, at which time all amounts borrowed must be repaid. Swing line loans shall be repaid on the earlier of the date 10 business days after such loan is made or November 2, 2012. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBOR rate loans. TIBCO may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of LIBOR rate loans.

Future material domestic subsidiaries of TIBCO will be required to guaranty TIBCO’s obligations under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict TIBCO and its subsidiaries’ ability to, among other things, grant liens, make investments, make acquisitions, incur indebtedness, merge or consolidate, dispose of assets, pay dividends or make distributions, repurchase stock, change the nature of its business, enter into certain transactions with affiliates and enter into burdensome agreements, in each case subject to customary exceptions for a credit facility of this size and type. TIBCO is also required to maintain compliance with a consolidated interest coverage ratio and a consolidated leverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate.

TIBCO is party to a $20.0 million revolving loan facility that is used for borrowings and the issuance of letters of credit with Silicon Valley Bank, a Lender and Syndication Agent under the Credit Agreement.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above description is qualified in its entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 2, 2009, by and among TIBCO Software Inc., each of the lenders party thereto from time to time, Silicon Valley Bank, as Syndication Agent, Wells Fargo Bank, N.A., as Documentations Agent, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ WILLIAM R. HUGHES
William R. Hughes Executive Vice President, General Counsel and Secretary

Date: November 2, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 2, 2009, by and among TIBCO Software Inc., each of the lenders party thereto from time to time, Silicon Valley Bank, as Syndication Agent, Wells Fargo Bank, N.A., as Documentations Agent, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer